Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	March 30, 2011
For Further Information:	Eloise L. Mackus, CEO
Phone: 330.576.1208
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES 2010 PERFORMANCE
Fairlawn, Ohio — March 30, 2011 — Central Federal Corporation (Nasdaq: CFBK) announced a net loss of $6.9 million, or $1.77 per diluted common share, for the year ended December 31, 2010 compared to a net loss of $9.9 million, or $2.51 per diluted common share, for the year ended December 31, 2009. The net loss for 2010 was primarily due to an $8.5 million provision for loan losses, while the net loss for 2009 was primarily related to a $9.9 million provision for loan losses and a $4.3 million valuation allowance related to the deferred tax asset.
The net loss totaled $990,000, or $0.26 per diluted common share, for the quarter ended December 31, 2010, compared to a net loss of $2.2 million, or $0.56 per diluted common share, for the quarter ended December 31, 2009. The net loss for the quarter ended December 31, 2010 was primarily due to a $1.2 million provision for loan losses, while the net loss for the prior year quarter was primarily related to a $3.2 million provision for loan losses.
The level of the provision for loan losses during 2010 and 2009 was primarily a result of adverse economic conditions in our market area that continued to negatively impact our borrowers, our loan performance and our loan quality, and resulted in a sustained high level of nonperforming loans and loan charge-offs.
The $3.0 million decrease in the net loss for the year ended December 31, 2010, as compared to 2009 was primarily due to a $1.4 million decrease in the provision for loan losses and a $1.4 million decrease in income tax expense. The prior year period included a $4.3 million charge to reduce the carrying amount of the deferred tax asset to zero. The $1.2 million decrease in the net loss for the quarter ended December 31, 2010 was due to a $2.0 million decrease in the provision for loan losses, partially offset by a $370,000 increase in income tax expense. The decrease in the provision for loan losses in both the quarter and year ended December 31, 2010 was primarily due to a $3.2 million decrease in nonperforming loans and a $41.2 million decrease in net loan balances compared to the prior year.
Eloise L. Mackus, CEO commented, “We have had challenges, both regulatory and economic, which were a direct result of the condition of our asset quality. Until these challenges have been fully resolved, CFBank can expect further regulatory scrutiny. There may be additional adverse consequences resulting from our legacy credit issues. The need for further improvement is critical, but our team has shown the ability to face these challenges.”
Jerry F. Whitmer, Chairman of the Board, added, “Bringing our capital ratios to levels that both we and our regulators find satisfactory may require additional capital, and the Board of Directors is looking at available alternatives. We thank Central Federal Corporation’s stockholders for their patience and support.”

Net interest income
Net interest income totaled $2.0 million for the quarter ended December 31, 2010 and decreased $266,000, or 11.9%, compared to the quarter ended December 31, 2009. The decrease in net interest income was due to a 17.4% decrease in interest income partially offset by a 27.1% decrease in interest expense. Interest income decreased due to a decline in both the average yield and average balance of interest-earning assets. The average yield on interest-earning assets decreased to 4.45% in the fourth quarter of 2010, compared to 5.29% in the fourth quarter of 2009, due to a decrease in higher-yielding loan balances and an increase in lower yielding securities and other interest-earning asset balances, primarily short-term cash investments, that resulted from the determination to increase on-balance-sheet liquidity during 2010. The average balance of interest earning assets decreased $5.2 million primarily due to a decline in average loan balances partially offset by an increase in other interest-earning assets, primarily short-term cash investments, as well as an increase in the average balance of securities. The average cost of interest-bearing liabilities decreased to 1.56% in the fourth quarter of 2010, from 2.20% in the fourth quarter of 2009, due to continued low market interest rates in 2010. The decrease in expense that resulted from the lower cost of interest-bearing liabilities was partially offset by a $6.3 million increase in the average balance of interest-bearing liabilities in the fourth quarter of 2010, primarily due to deposit growth. Net interest margin totaled 3.01% in the fourth quarter of 2010, compared to 3.36% in the fourth quarter of 2009.
Net interest income totaled $8.4 million for the year ended December 31, 2010 and decreased $65,000, or .8%, compared to the year ended December 31, 2009. The decrease in net interest income was due to a 12.7% decrease in interest income partially offset by a 29.7% decrease in interest expense. Interest income decreased due to a decline in both the average yield and average balance of interest-earning assets. The average yield on interest-earning assets declined to 4.76% in 2010, from 5.32% in 2009 due to a decrease in higher yielding loan balances and an increase in lower yielding securities and other interest-earning asset balances, primarily short-term cash investments, that resulted from the determination to increase on-balance-sheet liquidity during 2010. The average balance of interest-earning assets decreased $6.5 million, primarily due to a decline in average loan balances partially offset by an increase in other interest-earning assets, primarily short-term cash investments, as well as an increase in the average balance of securities. The average cost of interest-bearing liabilities decreased to 1.73% in 2010, from 2.50% in 2009, due to continued low market interest rates in 2010. The decrease in expense that resulted from the lower cost of interest-bearing liabilities was partially offset by a $4.6 million increase in the average balance of interest-bearing liabilities in 2010, primarily due to deposit growth. Net interest margin totaled 3.18% for the year ended December 31, 2010, compared to 3.13% for the year ended December 31, 2009. Net interest income decreased despite the increase in net interest margin due to an $11.1 million decrease in net interest-earning assets in 2010.
Interest income decreased $614,000, or 17.4%, to $2.9 million for the quarter ended December 31, 2010, compared to $3.5 million for the prior year quarter. The decrease in interest income was primarily due to a decrease in average loan balances and a decrease in the average yield on securities, partially offset by an increase in the average balance of securities and short-term cash investments in the fourth quarter of 2010 compared to the prior year quarter. Average loan balances decreased $36.9 million, or 15.6%, and totaled $199.1 million in the fourth quarter of 2010, compared to $236.0 million in the fourth quarter of 2009. The decrease was due to the sale of $10.1 million in loans, $5.8 million in net loan write-offs, $4.5 million transferred to foreclosed assets and repayments and loan payoffs in excess of current production since the fourth quarter of 2009. The average yield on securities decreased to 1.87% in the fourth quarter of 2010, compared to 4.93% in the fourth quarter of 2009. The decrease in yield was due to current year purchases at lower current market yields. The decrease in interest income caused by the decrease in average loan balances and decrease in the yield on securities was partially offset by an increase in the average balance of securities and short-term cash investments. The average balance of securities increased $7.9 million, or 36.3%, and totaled $29.8 million for the fourth quarter of 2010, compared to $21.8 million in the fourth quarter of 2009. The increase in the average balance of securities was due to current period purchases in excess of repayments and maturities. The average balance of short-term cash investments increased $23.8 million, or 330.7%, and totaled $31.0 million for the fourth quarter of 2010, compared to $7.2 million for the fourth quarter of 2009. The increase in securities and short-term cash investments was a result of management’s decision to strengthen on-balance-sheet liquidity in 2010.
Interest income decreased $1.8 million, or 12.7%, to $12.6 million in 2010, compared to $14.4 million in 2009. The decrease in interest income was primarily due to a decrease in average loan balances and yield and a decrease in the average yield on securities, partially offset by an increase in the average balance of securities and short-term cash investments in 2010 compared to the prior year. Average loan balances decreased $22.6 million, or 9.5%, and totaled $214.7 million in 2010, compared to $237.3 million in 2009. The decrease in the average balance of loans was due to the sale of $10.1 million in loans, $5.8 million in net loan write-offs, $4.5 million transferred to foreclosed assets and principal repayments and loan payoffs greater than originations for the year ended December 31, 2010. The average yield on loans decreased to 5.50% in 2010, compared to 5.56% in 2009. The decrease in average yield on loans was due to a $2.9 million increase in average nonperforming loans, from $8.4 million in 2009 to $11.3 million in 2010. The average yield on securities decreased to 2.69% in 2010, compared to 5.13% in 2009, due to current year securities purchases at lower market rates. The average balance of securities increased $2.5 million, or 11.0%, and totaled $25.2 million in 2010, compared to $22.7 million in 2009, due to purchases in excess of sales, maturities and repayments. The average balance of short-term cash investments increased $13.7 million, or 133.0%, and totaled $24.0 million in 2010, compared to $10.3 million in 2009. The increase in securities and short-term cash investments was a result of management’s decision to strengthen on-balance-sheet liquidity.
Interest expense decreased $348,000, or 27.1%, to $938,000 for the quarter ended December 31, 2010, compared to $1.3 million for the prior year quarter. The decrease in interest expense was due to a decline in the average cost of deposits and a decline in both the average cost and average balance of borrowings, partially offset by an increase in average deposit balances. The average cost of deposits decreased to 1.37% in the fourth quarter of 2010, compared to 2.05% in the fourth quarter of 2009, due to the positive impact of low short-term market interest rates on the cost of both existing and new deposits. Average deposit balances increased $12.9 million, or 6.5%, to $211.4 million in the fourth quarter of 2010, from $198.5 million in the fourth quarter of 2009, primarily due an increase in certificate of deposit account balances offset by a decrease in money market deposit account balances. The average cost of Federal Home Loan Bank (FHLB) advances and other borrowings decreased to 2.94% in the fourth quarter of 2010, compared to 3.01% in the fourth quarter of 2009, due to maturities of higher cost advances and lower short-term interest rates during 2010. The average balance of FHLB advances and other borrowings decreased $6.7 million, or 18.7%, to $29.1 million in the fourth quarter of 2010, from $35.8 million in the fourth quarter of 2009, due to repayment of FHLB advances with funds from the increase in deposits.
Interest expense decreased $1.7 million, or 29.7%, to $4.2 million in 2010, compared to $5.9 million in 2009. The decrease in interest expense was due to a decline in the average cost of deposits and a decline in both the average cost and average balance of borrowings, partially offset by an increase in average deposit balances. The average cost of deposits decreased to 1.56% in 2010, compared to 2.36% in 2009, due to the positive impact of low short-term market interest rates on the cost of both existing and new deposits. Average deposit balances increased $12.5 million, or 6.2%, to $212.9 million in 2010, compared to $200.4 million in 2009, primarily due to growth in certificate of deposit account balances. The average cost of FHLB advances and other borrowings decreased to 2.96% in 2010, compared to 3.29% in 2009, due to maturities of higher cost advances and lower short-term interest rates during 2010. The average balance of FHLB advances and other borrowings decreased $7.9 million, or 21.2%, to $29.3 million in 2010, compared to $37.2 million in 2009, due to the repayment of FHLB advances with funds from the increase in deposits.

Noninterest income
Noninterest income totaled $404,000 and decreased $73,000, or 15.3%, for the quarter ended December 31, 2010, compared to $477,000 for the quarter ended December 31, 2009. Noninterest income in the fourth quarter of 2009 was positively impacted by a $208,000 net gain on acquisition due to recognition, at fair value, of the Company’s one-third ownership interest in Smith Ghent LLC which was held prior to its purchase of the remaining two-thirds interest in October 2009. There was no such gain in 2010. Service charges on deposit accounts decreased $18,000 in the fourth quarter of 2010, primarily due to a decline in non-sufficient funds (NSF) fees. These decreases in noninterest income were partially offset by a $150,000 increase in net gain on sales of loans in the fourth quarter of 2010.
Noninterest income totaled $1.8 million, and increased $417,000, or 30.3%, for the year ended December 31, 2010, compared to $1.4 million for the year ended December 31, 2009. The increase was primarily due to $468,000 in gains on sales of securities in 2010. There were no gains on sales of securities in 2009. The sales proceeds were reinvested in securities with a 0% total risk-based capital requirement. The gains on sales positively impacted CFBank’s core capital ratio, and the reinvestment in 0% risk-weighted assets had a positive impact on CFBank’s total risk-based capital ratio. Investment in these securities, however, had a negative impact on interest income due to low current market interest rates. The increase in noninterest income due to gains on sales of securities was partially offset by a $51,000 decline in service charges on deposit accounts, due to a decline in NSF fees and deposit account-related processing fees, and a $224,000 decline in other income primarily due to the 2009 gain on the acquisition of the remaining interest in Smith Ghent LLC, with no similar transaction in 2010.
The largest recurring component of noninterest income is net gains on sales of loans. Net gains on sales of loans totaled $291,000 for the fourth quarter of 2010, and increased $150,000, or 106.4%, compared to $141,000 for the fourth quarter of 2009. The increase was primarily due to a 57.3% increase in mortgage loans originated for sale, which totaled $22.5 million in the fourth quarter of 2010, compared to $14.3 million in the fourth quarter of 2009. Net gains on sales of loans totaled $866,000 for the year ended December 31, 2010, and increased $224,000, or 34.9%, compared to $642,000 in 2009. The increase was primarily due to a 20.6% increase in mortgage loans originated for sale, which totaled $79.6 million in 2010, compared to $66.0 million in 2009. The increase in mortgage loan production was due to continued low mortgage interest rates in 2010 and the success of CFBank’s staff of mortgage loan originators in increasing this business despite the depressed condition of the housing market. CFBank’s mortgage professionals continue to gain market share by building relationships with local realtors and individual borrowers.
Provision for loan losses
A provision for loan losses is provided based on management’s estimate of probable incurred credit losses in the loan portfolio and the resultant allowance for loan losses (ALLL) required. Based on review of the loan portfolio as of December 31, 2010, the provision for loan losses totaled $1.2 million and $8.5 million for the quarter and year ended December 31, 2010, respectively. This compares to a provision of $3.2 million and $9.9 million for the quarter and year ended December 31, 2009, respectively. The level of the provision for loan losses during 2010 and 2009 was primarily a result of adverse economic conditions that continued to negatively impact our borrowers, our loan performance and our loan quality, and resulted in a sustained high level of nonperforming loans and loan charge-offs.

Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, decreased $3.1 million, or 24.0%, and totaled $10.1 million at December 31, 2010, compared to $13.2 million at December 31, 2009. The decrease in nonperforming loans was primarily due to $6.2 million in loan charge-offs, $4.5 million in commercial and commercial real estate properties transferred to foreclosed assets, and, to a lesser extent, loan payments and proceeds from the sale of the underlying collateral of various loans, partially offset by $6.8 million in additional loans that became nonperforming during 2010. Nonperforming loans totaled 5.02% of total loans at December 31, 2010, compared to 5.54% of total loans at December 31, 2009.
Individually impaired loans totaled $10.7 million at December 31, 2010, and decreased $3.0 million, or 21.6%, from $13.7 million at December 31, 2009. The amount of the ALLL specifically allocated to individually impaired loans totaled $2.9 million at December 31, 2010, compared to $2.0 million at December 31, 2009. Impaired loans totaling $839,000 at December 31, 2010 are not included in nonperforming loans as they are troubled debt restructurings where the borrowers have established a sustained period of repayment performance, the loans are current according to their modified terms, and repayment of the remaining contractual payments is expected.
Net charge-offs totaled $1.5 million, or 2.85% of average loans on an annualized basis for the quarter ended December 31, 2010, compared to $789,000, or 1.32% of average loans on an annualized basis for the quarter ended December 31, 2009. Net charge-offs totaled $5.8 million, or 2.63% of average loans on an annualized basis for the year ended December 31, 2010, compared to $5.9 million, or 2.47% of average loans on an annualized basis for the year ended December 31, 2009. The net charge-offs in both the current and prior year periods were primarily related to commercial, commercial real estate, and home equity lines of credit and to a lesser extent, single-family and multi-family residential loans.
The ratio of the ALLL to total loans totaled 4.87% at December 31, 2010, compared to 2.97% at December 31, 2009. The ratio of the ALLL to nonperforming loans totaled 97.03% at December 31, 2010, compared to 53.57% at December 31, 2009.
Noninterest expense
Noninterest expense for the quarter ended December 31, 2010 totaled $2.0 million and increased $166,000, or 9.0%, compared to the quarter ended December 31, 2009. The increase in noninterest expense during the quarter ended December 31, 2010 was primarily due to an increase in salaries and employee benefits, professional fees and FDIC premiums. Salaries and employee benefits increased $95,000, and totaled $985,000 for the three months ended December 31, 2010, compared to $890,000 in the prior year quarter. Salaries and employee benefits expense in the fourth quarter of 2009 was positively impacted by the reversal of $128,000 in incentive compensation expense which had been accrued in earlier quarters of 2009 and not paid. There was no incentive compensation accrued or paid in the fourth quarter of 2010. Professional fees increased $37,000, and totaled $212,000 for the quarter ended December 31, 2010, compared to $175,000 in the prior year quarter. The increase was primarily related to increased legal costs associated with nonperforming loans compared to the prior year quarter. FDIC premiums increased $67,000 and totaled $161,000 for the quarter ended December 31 2010, compared $94,000 in the prior year quarter. The increase was primarily related to a higher assessment rate and an increase in deposit balances compared to the prior year quarter.
The ratio of noninterest expense to average assets increased to 2.86% for the quarter ended December 31, 2010, compared to 2.63% for the quarter ended December 31, 2009. The increase in the ratio of noninterest expense to average assets in the current year quarter was due to the increase in noninterest expense. The efficiency ratio increased to 84.19% for the quarter ended December 31, 2010, compared to 67.69% for the quarter ended December 31, 2009. The increase in the efficiency ratio was due to a decrease in net interest income and noninterest income and an increase in noninterest expense during the current year quarter.

Noninterest expense for the year ended December 31, 2010 totaled $8.4 million and increased $170,000, or 2.1%, compared to the year ended December 31, 2009. The increase in noninterest expense for the year ended December 31, 2010 was primarily due to an increase in professional fees and advertising and promotion expenses, partially offset by a decrease in occupancy and equipment expense. Professional fees increased $226,000, or 29.4%, and totaled $995,000 in 2010, compared to $769,000 in 2009. The increase was primarily related to legal costs associated with nonperforming loans, which totaled $475,000 in 2010, compared to $227,000 in 2009. Management expects that professional fees associated with nonperforming loans may continue at current levels or increase as we continue our workout efforts related to nonperforming and other loans with credit issues. Advertising and promotion expense increased $55,000, or 105.8%, and totaled $107,000 in 2010, compared to $52,000 in 2009. The increase was due to costs associated with enhancement of marketing and presentation materials related to CFBank’s products and services. Occupancy and equipment expense decreased $278,000, or 57.8%, and totaled $203,000 in 2010, compared to $481,000 in 2009. The decrease was due to the elimination of rent expense for the Company’s Fairlawn office as a result of the October 2009 acquisition of the remaining interest in Smith Ghent LLC, which owns the Fairlawn office building.
The ratio of noninterest expense to average assets increased to 2.96% in 2010, from 2.88% in 2009 due to an increase in noninterest expense and decrease in average assets in 2010. The efficiency ratio increased to 85.98% in 2010, from 83.60% in 2009 due to an increase in noninterest expense and decrease in net interest income and noninterest income (excluding gains on sales of securities) in 2010.
Income taxes
Income tax expense totaled $190,000 and $198,000, respectively, for the quarter and year ended December 31, 2010. This compares to an income tax expense (benefit) of ($180,000) and $1.6 million, respectively, for the same prior year periods. Income tax expense decreased for the year ended December 31, 2010 due to a $2.3 million charge related to the valuation allowance against the deferred tax asset in 2010, compared to $4.3 million in 2009.
Balance sheet activity
Assets totaled $275.2 million at December 31, 2010 and increased $1.5 million, or .5%, from $273.7 million at December 31, 2009. The increase was primarily due to a $31.3 million increase in cash and cash equivalents, a $7.6 million increase in securities available for sale, and a $4.5 million increase in foreclosed assets, partially offset by a $41.2 million decrease in net loan balances.
Cash and cash equivalents totaled $34.3 million at December 31, 2010 and increased $31.3 million from $3.0 million at December 31, 2009. The increase in cash and cash equivalents was a result of building on-balance-sheet liquidity. The increase in liquidity was accomplished primarily through the issuance of brokered deposits, which also served to lock-in the cost of longer-term liabilities at low current market interest rates. As a result of the losses suffered in 2010 and 2009, management was concerned that CFBank would be restricted from accepting brokered deposits and moved aggressively to build liquidity to deal with increasing nonperforming assets and potential retail deposit outflow. During the year ended December 31, 2010, $34.6 million in brokered deposits were issued with an average life of 36 months at an average cost of 1.83%. Liquidity was also increased through proceeds from the sales of a $4.3 million auto loan portfolio and $5.8 million in commercial real estate and multi-family loans.

Securities available for sale totaled $28.8 million at December 31, 2010 and increased $7.6 million, or 35.6%, from $21.2 million at December 31, 2009. The increase was due to purchases during the current year period exceeding sales, maturities and repayments. A portion of the proceeds from the issuance of brokered deposits and sales of loans used to increase on-balance-sheet liquidity were invested in securities available for sale, which offered higher yields than overnight cash investments.
Net loans totaled $190.8 million at December 31, 2010 and decreased $41.2 million, or 17.8%, from $232.0 million at December 31, 2009. Commercial, commercial real estate and multi-family loans, including construction loans, totaled $156.8 million at December 31, 2010 and decreased $25.5 million, or 14.0%, from $182.3 million at December 31, 2009. The decrease was primarily in commercial real estate loan balances, including the related construction loans, which decreased $18.3 million due to the sale of $4.1 million in loans, the transfer of $3.5 million to foreclosed assets, $3.0 million in net charge-offs and principal repayments and payoffs in excess of current year originations. Commercial loans declined by $4.7 million primarily due to the transfer of $1.0 million to foreclosed assets, $1.5 million in net charge-offs and principal repayments and payoffs in excess of current year originations. Multi-family loans declined by $2.5 million primarily related to the sale of $1.7 million in loans. Single-family residential mortgage loans, including construction loans, totaled $25.6 million at December 31, 2010 and decreased $5.0 million, or 16.4%, from $30.6 million at December 31, 2009. The decrease in mortgage loans was due to current period principal repayments in excess of loans originated for portfolio. Consumer loans totaled $18.1 million at December 31, 2010 and decreased $8.1 million, or 30.8%, from $26.2 million at December 31, 2009. The decrease was due to the sale of a $4.3 million auto loan portfolio and repayments of auto loans and home equity lines of credit.
The ALLL totaled $9.8 million at December 31, 2010 and increased $2.7 million, or 37.6%, from $7.1 million at December 31, 2009. The ratio of the ALLL to total loans totaled 4.87% at December 31, 2010, compared to 2.97% at December 31, 2009. The increase in the ALLL was due to continued adverse economic conditions affecting loan performance which resulted in continued high levels of nonperforming loans and loan charge-offs. See “Provision for Loan Losses” above for additional information.
Foreclosed assets totaled $4.5 million at December 31, 2010. There were no foreclosed assets at December 31, 2009. Foreclosed assets at year-end 2010 included $2.3 million related to approximately 42 acres of undeveloped land located in Columbus, Ohio that had been previously financed for development purposes, $967,000 related to a commercial building near Cleveland, Ohio that is currently 100% occupied, and $194,000 related to a condominium in Akron, Ohio that is currently vacant and listed for sale. In addition to these properties, foreclosed assets also included $1.0 million in inventory from a jewelry manufacturer in Fairlawn, Ohio which was sold in March 2011. An $800,000 charge-off was recorded when the inventory was acquired in December 2010. The sale in March 2011 resulted in no additional loss.
Deposits totaled $227.4 million at December 31, 2010 and increased $16.3 million, or 7.7%, from $211.1 million at December 31, 2009. The increase was due to a $16.4 million increase in certificate of deposit account balances and a $3.3 million increase in noninterest bearing checking account balances, partially offset by a $3.5 million decrease in money market account balances.
Certificate of deposit account balances totaled $128.8 million at December 31, 2010 and increased $16.4 million, or 14.6%, from $112.4 million at December 31, 2009. The increase was primarily due to a $14.6 million increase in brokered deposits. CFBank has been a participant in the Certificate of Deposit Account Registry Service® (CDARS), a network of banks that allows us to provide our customers with FDIC insurance coverage on certificate of deposit account balances up to $50 million. CDARS balances are considered brokered deposits by regulation. Brokered deposits, including CDARS balances, totaled $68.0 million at December 31, 2010, and increased $14.6 million, or 27.4%, from $53.4 million at December 31, 2009. During 2010, $34.6 million in brokered deposits were issued with an average life of 36 months at an average cost of 1.83%. The increase in brokered deposits was based on CFBank’s determination to build on-balance-sheet liquidity and lock-in the cost of longer-term liabilities at low current market interest rates.

Customer balances in the CDARS program totaled $29.2 million at December 31, 2010 and decreased $7.9 million, or 21.3%, from $37.1 million at December 31, 2009. Customer balances in the CDARS program represented 42.9% of total brokered deposits at December 31, 2010 and 69.5% at December 31, 2009. The decrease was due to customers seeking higher short-term yields than management was willing to offer in the CDARS program based on CFBank’s asset/liability management strategies.
Noninterest bearing checking account balances totaled $20.4 million at December 31, 2010 and increased $3.3 million, or 19.3%, from $17.1 million at December 31, 2009. The increase was a result of our continued success in building complete banking relationships with commercial clients.
Money market account balances totaled $56.8 million at December 31, 2010 and decreased $3.5 million, or 5.8%, from $60.3 million at December 31, 2009. The decrease was due to customers seeking higher yields on these short-term funds than management was willing to offer based on CFBank’s asset/liability management strategies.
Short-term FHLB advances, which totaled $2.1 million at December 31, 2009, were repaid in 2010 with funds provided by the increase in on-balance-sheet liquidity. There were no outstanding short-term borrowings at December 31, 2010. Long-term FHLB advances totaled $23.9 million at December 31, 2010 and decreased $6.0 million, or 20.0%, from $29.9 million at December 31, 2009. The decrease was due to repayment of maturing advances. These advances were not renewed due to a reduction in CFBank’s borrowing capacity with the FHLB, which resulted from tightening of overall credit policies by the FHLB during the current year and increased collateral requirements as a result of the credit performance of CFBank’s loan portfolio. The maturing advances were repaid with funds provided by the increase in on-balance-sheet liquidity.
Stockholders’ equity totaled $16.0 million at December 31, 2010 and decreased $7.2 million, or 31.2%, compared to $23.2 million at December 31, 2009. The decrease was due to a $6.9 million net loss and $410,000 in dividends on preferred stock for 2010.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

Forward-Looking Information
Statements in this earnings release and in other communications by the Company, as defined below, that are not statements of historical fact are forward-looking statements which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the Company, as defined below, management or Boards of Directors; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “will,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. The following factors could cause such differences:
•
a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in the Company’s securities portfolio;
•
results of examinations of the Company and Bank by the regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or write-down assets;

•
the uncertainties arising from the Company’s participation in the Troubled Asset Relief Program (TARP) Capital Purchase Program, including the impacts on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by us of the United States Department of the Treasury’s (U.S. Treasury’s) preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption;

•	changes in tax laws, rules and regulations;
•
various monetary and fiscal policies and regulations, including those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation (FDIC), the Office of the Controller of the Currency (OCC) and the Office of Thrift Supervision (OTS);

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	management’s ability to manage these and other risks.
Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this report speak only as of the date of the report. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2010	2009	% change	2010	2009	% change

Total interest income	$2,906	$3,520	-17%	$12,617	$14,446	-13%
Total interest expense	938	1,286	-27%	4,183	5,947	-30%

Net interest income	1,968	2,234	-12%	8,434	8,499	-1%

Provision for loan losses	1,165	3,245	-64%	8,468	9,928	-15%

Net interest income (loss) after provision for loan losses	803	(1,011)	-179%	(34)	(1,429)	-98%

Noninterest income
Service charges on deposit accounts	69	87	-21%	294	345	-15%
Net gain on sales of loans	291	141	106%	866	642	35%
Net gain on sale of securities	—	—	n/m	468	—	n/m
Other	44	249	-82%	166	390	-57%

Noninterest income	404	477	-15%	1,794	1,377	30%

Noninterest expense
Salaries and employee benefits	985	890	11%	4,211	4,166	1%
Occupancy and equipment	43	69	-38%	203	481	-58%
Data processing	156	161	-3%	625	616	1%
Franchise taxes	85	82	4%	338	346	-2%
Professional fees	212	175	21%	995	769	29%
Director fees	40	28	43%	137	108	27%
Postage, printing and supplies	25	29	-14%	151	162	-7%
Advertising and promotion	22	26	-15%	107	52	106%
Telephone	27	25	8%	106	103	3%
Loan expenses	28	35	-20%	83	82	1%
Foreclosed assets, net	3	—	n/m	4	(1)	n/m
Depreciation	118	133	-11%	508	483	5%
FDIC premiums	161	94	71%	581	541	7%
Amortization of intangibles	10	6	n/m	40	6	n/m
Other	92	88	5%	343	348	-1%

Noninterest expense	2,007	1,841	9%	8,432	8,262	2%

Loss before income taxes	(800)	(2,375)	-66%	(6,672)	(8,314)	-20%
Income tax expense (benefit)	190	(180)	-206%	198	1,577	n/m

Net loss	$(990)	$(2,195)	-55%	$(6,870)	$(9,891)	-31%

Net loss attributable to common stockholders	$(1,093)	$(2,297)	-52%	$(7,280)	$(10,298)	-29%

Share Data
Basic loss per common share	$(0.26)	$(0.56)	-53%	$(1.77)	$(2.51)	-30%
Diluted loss per common share	$(0.26)	$(0.56)	-53%	$(1.77)	$(2.51)	-30%
Average common shares outstanding — basic	4,095,064	4,092,903		4,094,790	4,088,904
Average common shares outstanding — diluted	4,095,064	4,092,903		4,094,790	4,088,904
n/m — not meaningful

Consolidated Statements of Financial Condition
($ in thousands)
(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Assets
Cash and cash equivalents	$34,275	$34,015	$13,406	$23,707	$2,973
Securities available for sale	28,798	29,501	24,282	23,238	21,241
Loans held for sale	1,953	1,875	10,069	1,586	1,775
Loans	200,525	213,509	219,096	231,701	239,093
Less allowance for loan losses	(9,758)	(10,057)	(10,074)	(7,396)	(7,090)

Loans, net	190,767	203,452	209,022	224,305	232,003
Federal Home Loan Bank stock	1,942	1,942	1,942	1,942	1,942
Loan servicing rights	57	63	72	82	88
Foreclosed assets, net	4,509	2,348	2,348	—	—
Premises and equipment, net	6,016	6,661	6,783	6,887	7,003
Assets held for sale	535	—	—	—	—
Other intangible assets	129	139	149	159	169
Bank owned life insurance	4,143	4,111	4,083	4,050	4,017
Accrued interest receivable and other assets	2,108	2,845	2,945	2,648	2,531

Total assets	$275,232	$286,952	$275,101	$288,604	$273,742

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$20,392	$20,337	$20,687	$20,171	$17,098
Interest bearing	206,989	217,390	205,568	214,563	193,990

Total deposits	227,381	237,727	226,255	234,734	211,088
Short-term Federal Home Loan Bank advances	—	—	—	—	2,065
Long-term Federal Home Loan Bank advances	23,942	23,942	23,942	23,942	29,942
Advances by borrowers for taxes and insurance	213	93	48	75	161
Accrued interest payable and other liabilities	2,552	3,484	2,549	1,953	2,104
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	259,243	270,401	257,949	265,859	250,515

Stockholders’ equity	15,989	16,551	17,152	22,745	23,227

Total liabilities and stockholders’ equity	$275,232	$286,952	$275,101	$288,604	$273,742

Consolidated Financial Highlights
($ in thousands except per share data)
(unaudited)

	At or for the three months ended					At or for the year ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2010	2010	2010	2010	2009	2010	2009

Earnings (loss)
Net interest income	$1,968	$2,056	$2,181	$2,229	$2,234	$8,434	$8,499
Provision for loan losses	$1,165	$617	$5,938	$748	$3,245	$8,468	$9,928
Noninterest income	$404	$587	$293	$510	$477	$1,794	$1,377
Noninterest expense	$2,007	$2,220	$2,099	$2,106	$1,841	$8,432	$8,262
Net loss	$(990)	$(232)	$(5,553)	$(95)	$(2,195)	$(6,870)	$(9,891)
Net loss attributable to common stockholders	$(1,093)	$(335)	$(5,655)	$(197)	$(2,297)	$(7,280)	$(10,298)
Basic loss per common share	$(0.26)	$(0.08)	$(1.38)	$(0.05)	$(0.56)	$(1.77)	$(2.51)
Diluted loss per common share	$(0.26)	$(0.08)	$(1.38)	$(0.05)	$(0.56)	$(1.77)	$(2.51)

Performance Ratios (annualized)
Return on average assets	(1.41%)	(.32%)	(7.74%)	(0.13%)	(3.13%)	(2.41%)	(3.45%)
Return on average equity	(24.31%)	(5.52%)	(106.84%)	(1.62%)	(35.45%)	(35.52%)	(32.95%)
Average yield on interest-earning assets	4.45%	4.64%	4.86%	5.12%	5.29%	4.76%	5.32%
Average rate paid on interest-bearing liabilities	1.56%	1.62%	1.82%	1.91%	2.20%	1.73%	2.50%
Average interest rate spread	2.89%	3.02%	3.04%	3.21%	3.09%	3.03%	2.82%
Net interest margin, fully taxable equivalent	3.01%	3.12%	3.23%	3.39%	3.36%	3.18%	3.13%
Efficiency ratio	84.19%	91.51%	84.44%	83.87%	67.69%	85.98%	83.60%
Noninterest expense to average assets	2.86%	3.09%	2.92%	2.97%	2.63%	2.96%	2.88%

Capital
Core capital ratio (1)	6.59%	6.58%	6.87%	8.44%	8.87%	6.59%	8.87%
Total risk-based capital ratio (1)	10.68%	10.53%	10.01%	12.22%	11.72%	10.68%	11.72%
Tier 1 risk-based capital ratio (1)	9.41%	9.25%	8.73%	10.97%	10.46%	9.41%	10.46%
Tangible capital ratio (1)	6.59%	6.58%	6.87%	8.44%	8.87%	6.59%	8.87%
Equity to total assets at end of period	5.81%	5.77%	6.23%	7.88%	8.48%	5.81%	8.48%
Tangible equity to tangible assets	5.77%	5.72%	6.18%	7.83%	8.43%	5.77%	8.43%
Book value per common share	$2.16	$2.30	$2.47	$3.83	$3.95	$2.16	$3.95
Tangible book value per common share	$2.13	$2.27	$2.43	$3.79	$3.91	$2.13	$3.91
Period-end market value per common share	$0.51	$0.95	$1.54	$1.19	$1.50	$0.51	$1.50
Period-end common shares outstanding	4,127,798	4,121,798	4,092,839	4,098,671	4,099,587	4,127,798	4,099,587
Average basic common shares outstanding	4,095,064	4,092,908	4,095,993	4,095,217	4,092,903	4,094,790	4,088,904
Average diluted common shares outstanding	4,095,064	4,092,908	4,095,993	4,095,217	4,092,903	4,094,790	4,088,904

Asset Quality
Nonperforming loans	$10,057	$10,676	$10,705	$14,066	$13,234	$10,057	$13,234
Nonperforming loans to total loans	5.02%	5.02%	4.90%	6.09%	5.54%	5.02%	5.54%
Nonperforming assets to total assets	5.29%	4.54%	4.74%	4.87%	4.83%	5.29%	4.83%
Allowance for loan losses to total loans	4.87%	4.73%	4.61%	3.20%	2.97%	4.87%	2.97%
Allowance for loan losses to nonperforming loans	97.03%	94.20%	94.11%	52.58%	53.57%	97.03%	53.57%
Net charge-offs	$1,474	$634	$3,272	$430	$789	$5,810	$5,921
Annualized net charge-offs to average loans	2.85%	1.17%	5.81%	0.73%	1.32%	2.63%	2.47%

Average Balances
Loans	$196,732	$205,734	$217,323	$227,812	$234,059	$211,900	$235,022
Assets	$280,407	$287,829	$287,152	$284,005	$280,357	$284,848	$286,648
Stockholders’ equity	$16,287	$16,823	$20,789	$23,472	$24,770	$19,343	$30,020

(1)	Regulatory capital ratios of CFBank